Exhibit 10.25

AMENDMENT NO. 1 TO TERM LOAN AGREEMENT
This AMENDMENT NO. 1 TO TERM LOAN AGREEMENT, dated as of December 12, 2018 (this “Amendment No. 1”), is by and among BRIXMOR OPERATING PARTNERSHIP LP, a Delaware limited partnership (the “Borrower”), the Lenders party hereto and WELLS FARGO BANK, NATIONAL ASSOCIATION, as administrative agent for the Lenders (the “Administrative Agent”). Reference is made to that certain Term Loan Agreement, dated as of July 28, 2017 (the “Credit Agreement”), by and among the Borrower, the Lenders referenced therein and the Administrative Agent. Capitalized terms used herein without definition shall have the same meanings as set forth in the Credit Agreement, as amended hereby.
RECITALS
WHEREAS, the Borrower has requested that the Administrative Agent and the Lenders make certain amendments to the Credit Agreement and the Lenders are willing to so amend the Credit Agreement as set forth herein; and
NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:
SECTION 1.AMENDMENTS TO CREDIT AGREEMENT. As of the Amendment Effective Date (as defined in Section 3 hereof), the Credit Agreement is hereby amended as follows:

1.1. Amendments to Article I.

(a) The following definitions set forth in Section 1.01 of the Credit Agreement are restated in their entirety to read as follows:

““Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for purposes of this Agreement, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the LIBO Screen Rate (or if the LIBO Screen Rate is not available for such one month Interest Period, the Interpolated Rate) at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.14, then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries or the Parent Companies from time to time concerning or relating to bribery, money laundering or corruption.
“Applicable Rate” means, for any day, with respect to any ABR Loan or Eurodollar Loan, the applicable rate per annum determined as set forth below. The “Eurodollar - Applicable Rate” or the “ABR - Applicable Rate”, as the case may be, shall be determined solely by the Applicable Credit Ratings in the tables below:
(i)    From the Effective Date until the second anniversary of the Effective Date, the following Credit Rating Grid shall apply:

RATINGS LEVEL	MOODY’S/ S&P APPLICABLE CREDIT RATING	EURODOLLAR - APPLICABLE RATE	ABR‑ APPLICABLE RATE
Level I Rating	A3/A- or higher	1.50%	0.50%
Level II Rating	Baa1/BBB+	1.55%	0.55%
Level III Rating	Baa2/BBB	1.65%	0.65%
Level IV Rating	Baa3/BBB-	1.90%	0.90%
Level V Rating	Below Baa3/BBB- or unrated	2.45%	1.45%

(ii)    From and after the second anniversary of the Effective Date, the following Credit Rating Grid shall apply:

RATINGS LEVEL	MOODY’S/ S&P APPLICABLE CREDIT RATING	EURODOLLAR - APPLICABLE RATE	ABR‑ APPLICABLE RATE
Level I Rating	A3/A- or higher	0.85%	0.00%
Level II Rating	Baa1/BBB+	0.90%	0.00%
Level III Rating	Baa2/BBB	1.00%	0.00%
Level IV Rating	Baa3/BBB-	1.25%	0.25%
Level V Rating	Below Baa3/BBB- or unrated	1.65%	0.65%

For purposes of these clauses (i) and (ii), (A) if the Borrower has only one Applicable Credit Rating, such Applicable Credit Rating shall determine the Applicable Rate, (B) if the Borrower has two Applicable Credit Ratings and the Applicable Credit Ratings do not match, then the higher of two Applicable Credit Ratings shall determine the Applicable Rate; provided, however, that if the two Applicable Credit Ratings are more than one level apart, then the rating that is in between the two differing Applicable Credit Ratings (or, if there is more than one level in between the two ratings, the higher of such rating) shall determine the Applicable Rate, and (C) if the Applicable Credit Ratings established or deemed to have been established by the rating agencies for the Index Debt shall be changed (other than as a result of change in the rating system of any such rating agency), such change shall be effective as of the date on which it is first announced by the applicable rating agency and furnished to the Borrower. Each change in the Applicable Rate under this clause (b) shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If both S&P and Moody’s discontinue their ratings of the REIT industry or the Borrower, the Borrower may seek a rating of its Index Debt from another substitute rating agency reasonably satisfactory to the Administrative Agent and the Borrower. For the period from the date of such discontinuance until the earlier of (i) the date the Borrower receives a rating of its Index Debt from such new rating agency and (ii) ninety (90) days after the date of such discontinuance, the Applicable Rates shall be based on the level that was in effect immediately prior to such discontinuance and, thereafter, if no such substitute rating agency has been identified and accepted by the Administrative Agent, the Applicable Rates shall be based on a Level V Rating in the above table. To the extent applicable, the above pricing grids will be adjusted upon the receipt of such new rating from such new rating agency such that the pricing levels based on such new rating most closely correspond to the above ratings levels.
If a downgrade or discontinuance of an Applicable Credit Rating results in an increase in the Applicable Rate and if such downgrade or discontinuance is reversed within ninety (90) days thereafter, at the Borrower’s request, the Borrower shall receive a credit against interest next due to the Lenders equal to the interest differential on the Loans during such period of downgrade or discontinuance.
If an upgrade of an Applicable Credit Rating results in a decrease in the Applicable Rate and if such upgrade is reversed within ninety (90) days thereafter, the Borrower shall be required to pay an amount to the Lenders equal to the interest differential on the Loans during such period of upgrade.
Any adjustment in the Applicable Rate shall be applicable to all existing Loans.
“Capitalization Rate” means 6.50%.
“Change in Law” the occurrence after the date of this Agreement or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement, (a) the adoption of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority or (c) compliance by any Lender (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.
“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions (as determined in such manner as the NYFRB shall set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate; provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the LIBO Screen Rate at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; and provided that, if the LIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) then the LIBO Rate shall be the Interpolated Rate.
“LIBO Screen Rate” means, for any day and time with respect to any Eurodollar Borrowing for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for dollars for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion); provided that if the LIBO Screen Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement except for any portion of the Loans identified by the Borrower to the Administrative Agent in writing from time to time as being subject to a Swap Agreement between the Borrower and a Lender or an Affiliate of a Lender that provides a hedge against fluctuations in interest rates in respect of such Loans and has not elected the “zero interest rate method”.
“Non-Stabilized Project” means, as of any date of determination, any Operating Property (other than an Acquisition Asset or an Asset Under Development) for which (i) Net Operating Income for the most recently ended period of twelve (12) months for which the Borrower has reported financial results pursuant to Section 5.01 divided by the then-current Book Value of such Operating Property is less than the Capitalization Rate and (ii) the Borrower has elected by written notice to the Administrative Agent that such Operating Property be treated as a Non-Stabilized Project. Any such Operating Property may continue to be treated as a Non-Stabilized Project for up to twenty-four (24) months from the Effective Date or such later date on which such Operating Property becomes a Non-Stabilized Project.

“Payment in Full” means the occurrence of all of the following conditions: (i) all Commitments have been terminated, and (ii) the principal of and interest on each Loan and all fees and other Obligations payable under the Loan Documents have been paid in full (other than indemnities and other contingent Obligations not then due and payable and as to which no claim has been made), and “Paid in Full” shall have the related meaning.
“Sanctioned Country” means, at any time, a country, region or territory which is the subject or target of any Sanctions, currently limited to Cuba, Iran, North Korea, Syria and Crimea.
“Sanctioned Person” means, at any time, (a) any Person (i) listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, by the United Nations Security Council, the European Union, any European Union member state or any other relevant sanctions authority or (ii) otherwise the subject of any Sanctions, (b) any Person located, organized or resident in a Sanctioned Country or (c) any Person fifty percent (50%) or more owned by any such Person or Persons described in the foregoing clauses (a) or (b).
“Unencumbered Asset” means any Acquisition Asset, Land, Operating Property and any Asset Under Development located in the United States which, as of any date of determination:
(a)    100% of which is owned directly or indirectly in fee simple, in a condominium structure or ground leased (under an Eligible Ground Lease) by the Borrower or any Subsidiary that is a Wholly-Owned Subsidiary; and
(b)    is not subject to any Liens, claims, or restrictions on transferability or assignability of any kind (including any such Lien, claim or restriction imposed by the organizational documents of any subsidiary, any Negative Pledge clause, or any “equal and ratable” clause or similar provision that entitles an entity to a Lien on such asset upon the occurrence of any contingency) other than (i) Permitted Encumbrances or Liens in favor of the Administrative Agent, (ii) customary restrictions on transferability that result in a change of control or that trigger a right of first offer or right of first refusal, (iii) Permitted Transfer Restrictions and (iv) negative pledge clauses contained in other senior unsecured indebtedness that is no more burdensome than the provisions included in the Loan Documents.
Notwithstanding the foregoing, to the extent that and only so long as any Acquisition Asset, Land, Operating Property or any Asset Under Development otherwise satisfies clauses (a) and (b) above but is an “Excluded Unencumbered Asset” pursuant to Section 5.10(a)(2)(ii), such Acquisition Asset, Land, Operating Property or Asset Under Development shall not be an “Unencumbered Asset.”
Notwithstanding the foregoing, a 1031 Property may constitute an Unencumbered Asset so long as: (I) the Borrower or a Wholly-Owned Subsidiary thereof leases such 1031 Property from the applicable EAT (or Wholly Owned Subsidiary(ies) thereof, as applicable) and the Borrower or a Wholly-Owned Subsidiary thereof manages such 1031 Property; (II) the

Borrower or a Wholly-Owned Subsidiary thereof is obligated to purchase such 1031 Property (or Wholly-Owned Subsidiary(ies) of the applicable EAT that owns such 1031 Property) from the applicable EAT (or such Wholly-Owned Subsidiary(ies) of the EAT, as applicable) (other than in circumstances where the 1031 Property is disposed of by the Borrower or any Subsidiary); (III) the applicable EAT is obligated to transfer such 1031 Property (or its Wholly-Owned Subsidiary(ies) that owns such 1031 Property, as applicable) to the Borrower or a Wholly-Owned Subsidiary thereof, directly or indirectly (including through a QI); (IV) the applicable EAT (or Wholly-Owned Subsidiary(ies) thereof that owns such 1031 Property, as applicable) acquired such 1031 Property with the proceeds of a loan made by the Borrower or a Wholly-Owned Subsidiary, which loan is secured either by a mortgage on such 1031 Property and/or a pledge of all of the equity interests of the applicable Wholly-Owned Subsidiary(ies) of an EAT that owns such 1031 Property, as applicable; and (V) such 1031 Property is not subject to any liens, claims, or restrictions on transferability or assignability of any kind other than (A) as permitted pursuant to clause (b) above, (B) the Lien of any mortgage or pledge referred to in the immediately preceding clause (IV) or (C) a negative pledge binding on the EAT in favor of the Borrower or any Wholly-Owned Subsidiary.”
(b) Section 1.01 of the Credit Agreement is amended by adding the following new definitions to Section 1.01 in the appropriate alphabetical order:

““Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“Dividing Person” has the meaning assigned to it in the definition of “Division”.
“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.
“Permitted Transfer Restrictions” means (a) obligations, encumbrances or restrictions contained in any property sale agreement restricting the creation of liens on, or the sale, transfer or other disposition of equity interests or property that is subject to such property sale agreement pending such sale; provided that the encumbrances and restrictions apply only to the subsidiary or assets that are subject to such property sale agreement, (b) reasonable and customary restrictions on transfer, mortgage liens, pledges and changes in beneficial ownership arising under management agreements and ground leases entered into in the ordinary course of business (including rights of first offer or refusal arising under such agreements and leases, in each case, that limit, but do not prohibit, sale or mortgage transactions), and (c) reasonable and customary obligations, encumbrances or restrictions contained in agreements not constituting indebtedness entered into with limited partners or members of the Borrower or of any other subsidiary of a Parent Entity imposing obligations in respect of contingent obligations to make any tax “make whole” or similar payment arising out of the sale or other transfer of assets reasonably related to such limited partners’ or members’ interest in the Borrower or such subsidiary pursuant to “tax protection” or other similar agreements.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.”
(c) Section 1.04 of the Credit Agreement is amended to add the letter “(a)” immediately following the title “Accounting Terms; GAAP”, and to add new clause (b) immediately following the existing clause (a) as follows:

“(b) Notwithstanding anything to the contrary contained in Section 1.04(a) or in the definition of “Capital Lease Obligations,” in the event of an accounting change requiring all leases to be capitalized, only those leases (assuming for purposes hereof that such leases were in existence on the date hereof) that would constitute capital leases in conformity with GAAP on the date hereof shall be considered capital leases, and all calculations and deliverables under this Agreement or any other Loan Document shall be made or delivered, as applicable, in accordance therewith.”
(d) Article I of the Credit Agreement is amended to add new Section 1.05 immediately after Section 1.04:

“SECTION 1.05 Interest Rates; LIBOR Notification. The interest rate on Eurodollar Loans is determined by reference to the LIBO Rate, which is derived from the London interbank offered rate. The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. In July 2017, the U.K. Financial Conduct Authority announced that, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions to the ICE Benchmark Administration (together with any successor to the ICE Benchmark Administrator, the “IBA”) for purposes of the IBA setting the London interbank offered rate. As a result, it is possible that commencing in 2022, the London interbank offered rate may no longer be available or may no longer be deemed an appropriate reference rate upon which to determine the interest rate on Eurodollar Loans. In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of the London interbank offered rate. In the event that the London interbank offered rate is no longer available or in certain other circumstances as set forth in Section 2.14(b) of this Agreement, such Section 2.14(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent will notify the Borrower, pursuant to Section 2.14, in advance of any change to the reference rate upon which the interest rate on Eurodollar Loans is based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “LIBO Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate, as it may or may not be adjusted pursuant to Section 2.14(b), will be similar to, or produce the same value or economic equivalence of, the LIBO Rate or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability.”
1.2. Amendments to Article II.

(a) Section 2.14 of the Credit Agreement is restated in its entirety as follows:

“SECTION 2.14 Alternate Rate of Interest. (a) If prior to the commencement of any Interest Period for a Eurodollar Borrowing:
(i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable (including because the LIBO Screen Rate is not available or published on a current basis), for such Interest Period; or

(ii) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (A) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, and unless repaid, such Borrowing shall be made as an ABR Borrowing, and (B) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.
(b)  If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in clause (a)(i) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in clause (a)(i) have not arisen but either (w) the supervisor for the administrator of the LIBO Screen Rate has made a public statement that the administrator of the LIBO Screen Rate is insolvent (and there is no successor administrator that will continue publication of the LIBO Screen Rate), (x) the administrator of the LIBO Screen Rate has made a public statement identifying a specific date after which the LIBO Screen Rate will permanently or indefinitely cease to be published by it (and there is no successor administrator that will continue publication of the LIBO Screen Rate), (y) the supervisor for the administrator of the LIBO Screen Rate has made a public statement identifying a specific date after which the LIBO Screen Rate will permanently or indefinitely cease to be published or (z) the supervisor for the administrator of the LIBO Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the LIBO Screen Rate may no longer be used for determining interest rates for loans, then the Administrative Agent and the Borrower shall endeavor to establish an alternate rate of interest to the LIBO Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable (but for the avoidance of doubt, such related changes shall not include a reduction of the Applicable Rate); provided that, if such alternate rate of interest as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement except for any portion of any of the Term Loans identified by the Borrower to the Administrative Agent in writing from time to time as being subject to a Swap Agreement between the Borrower and a Lender or an Affiliate of a Lender that provides a hedge against fluctuations in interest rates in respect of such Loans and has not elected the “zero interest rate method”. Notwithstanding anything to the contrary in Section 9.02, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five Business Days of the date such amendment is provided to the Lenders, a written notice from the Required Lenders stating that such Required Lenders object to such amendment. Until an alternate rate of interest shall be determined in accordance with this clause (b) (but, in the case of the circumstances described in clause (ii)(w), clause (ii)(x) or clause (ii)(y) of the first sentence of this Section 2.14(b), only to the extent the LIBO Screen Rate for such Interest Period is not available or published at such time on a current basis), (x) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (y) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.”
(b) Section 2.15(c) of the Credit Agreement is restated in its entirety as follows:

“(c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error; provided that such Lender shall not seek compensation under paragraphs (a) or (b) of this Section unless such Lender is making such claims from similarly situated borrowers under similar credit facilities (to the extent such Lender has the right under such similar credit facilities to do so and without any obligation on such Lender to disclose information about other borrowers). The Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.”
(c) Section 2.19(b) of the Credit Agreement is amended to add a new sentence at the end thereof as follows:

“Each party hereto agrees that (i) an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Electronic System as to which the Administrative Agent and such parties are participants), and (ii) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender; provided that any such documents shall be without recourse to or warranty by the parties thereto.”
(d) Section 2.22(a)(v) and the final paragraph of Section 2.22(a) of the Credit Agreement are each restated in its entirety as follows:

“(v) no Extended Loans shall be entitled to the benefit of any collateral or guaranties while any Existing Loan Facility is outstanding unless all outstanding Existing Loan Facilities also receive the benefit of such collateral or guaranties.
Any Extended Loans converted pursuant to any Loan Extension Amendment shall be designated a separate Class of Extended Loans for all purposes of this Agreement; provided that (x) any Extended Loans converted from an Existing Loan Facility may, to the extent provided in the applicable Loan Extension Amendment, be designated as an increase in any previously established Class of Loans with respect to such Existing Loan Facility and (y) there shall not be more than three (3) tranches of Loans after giving effect to such Extension. Any Extended Loans shall constitute a separate Class of Loans from the Class of Loans from which they were converted (except as provided in the applicable Loan Extension Amendment). No Extension shall constitute a voluntary or mandatory prepayment for purposes of Sections 2.10 and 2.11. Each Extension shall become effective only with respect to the Loans of the Lenders that accept an Extension Request.”
1.3. Amendments to Article V.

(a) Section 5.01(f) of the Credit Agreement is restated in its entirety to read as follows:
“(f) promptly following any request therefor, (1) such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request; provided that in no event shall the Borrower be required to disclose information (x) to the extent that such disclosure to the Administrative Agent or such Lender violates any bona fide contractual confidentiality obligations by which it is bound, so long as (i) such obligations were not entered into in contemplation of this Agreement or any of the other Transactions and (ii) such obligations are owed by it to a third party, or (y) as to which it has been advised by counsel that the provision of such information to the Administrative Agent or such Lender would give rise to a waiver of attorney-client privilege and (2) information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-

money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation.”
(b) Section 5.02(d) of the Credit Agreement is amended by deleting the period at the end of such clause and substituting “; and” in place thereof, and inserting new clause (e) immediately thereafter, as follows:

“(e) any change in the information provided in the Beneficial Ownership Certification delivered to such Lender that would result in a change to the list of beneficial owners identified in such certification.”
1.4. Amendments to Article VI.

(a) Clauses (i) and (iv) of Section 6.01(a) of the Credit Agreement are amended to replace the percentage “65%” with the percentage “62.5%” in each place it occurs therein.

(b) Section 6.02(a) of the Credit Agreement is restated in its entirety to read as follows:

“SECTION 6.02 Fundamental Changes. (a) The Borrower will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, consummate a Division as the Dividing Person, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of their consolidated assets (including all or substantially all of the Equity Interests in the Subsidiaries) (in each case, whether now owned or hereafter acquired), or liquidate or dissolve; provided that, the following events shall be permitted without the consent of the Lenders: (i) any Person may merge into the Borrower in a transaction in which the Borrower is the surviving corporation (or, if the Borrower is not the survivor, the survivor is organized in the United States and the Required Lenders have consented to such transaction), (ii) any Person may merge into any Subsidiary in a transaction in which the surviving entity is a Subsidiary, (iii) any Subsidiary may liquidate or dissolve, consummate a Division as the Dividing Person, or sell, transfer, lease or otherwise dispose of its assets to the Borrower or to another Subsidiary, (iv) any Subsidiary may liquidate or dissolve or merge into, consummate a Division as the Dividing Person, or sell, transfer, lease or otherwise dispose of its assets to, another Person if the Borrower determines in good faith that such liquidation or dissolution, merger, Division or disposition is in the best interests of the Borrower, is not materially disadvantageous to the Lenders, and does not result in a Default or an Event of Default hereunder, (v) the Borrower or any Subsidiary may sell, transfer, lease or otherwise dispose of any Subsidiary in connection with any disposition of assets that is permitted by this Agreement, and (vi) if the Borrower changes its form of organization to a limited liability company, the Borrower may consummate a Division as the Dividing Person if the successor is organized in the United States and the Required Lenders have consented to such transaction; and provided further that only the approval of the Required Lenders, without the payment of any fees by the Borrower, shall be required for an Approved M&A Transaction.”

1.5. Amendments to Article VIII. Article VIII of the Credit Agreement is amended to add the following subheading: “Section 8.01 Appointment, Etc” at the beginning of such Article and adding a new Section 8.02 at the end of such Article as follows:

“SECTION 8.02 Certain ERISA Matters.
(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, to or for the benefit of, the Administrative Agent, each Joint Lead Arranger/Joint Bookrunner, and each Joint Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:
(i)such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans or the Commitments,

(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)    In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a

Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, each Joint Lead Arranger/Joint Bookrunner, and each Joint Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent, any Joint Lead Arranger/Joint Bookrunner, any Joint Lead Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

(c)    The Administrative Agent, and each Joint Lead Arranger/Joint Bookrunner and Joint Lead Arranger hereby informs the Lenders that each such Person is not undertaking to provide investment advice or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Commitments, this Agreement and any other Loan Documents (ii) may recognize a gain if it extended the Loans for an amount less than the amount being paid for an interest in the Loans by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.”
1.6. Amendments to Article IX.
(a)    Section 9.04(a) of the Credit Agreement is restated in its entirety to read as follows:
“(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void), other than as contemplated by clauses (i) and (iv) of the first proviso set forth in Section 6.02 and by the second proviso set forth in Section 6.02, and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.”
(b)     The phrase “Subject to Section 2.20” appearing in Section 9.02(b) is deleted and replaced in its entirety with the phrase “Subject to Section 2.04, 2.14(b) and 2.22”.

(c) The phrase “including accountants, legal counsel and other advisors” appearing in the fourth line of Section 9.12 of the Credit Agreement, is deleted and replaced in its entirety with the phrase: “including accountants, legal counsel, consultants and other advisors”.
SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE BORROWER

In order to induce the Lenders and Administrative Agent to enter into this Amendment No. 1, the Borrower represents and warrants to the Lenders and Administrative Agent that the following statements are true, correct and complete:
(i)    the Borrower has the requisite power and authority to make, deliver and perform its obligations under this Amendment No. 1 and the Credit Agreement as amended by this Amendment No. 1 (the “Amended Agreement”, and together with this Amendment No. 1, the “Amendment Documents”);
(ii)    the execution, delivery and performance of the Amendment Documents are within the Borrower’s partnership powers and have been duly authorized by all necessary partnership or other organizational action on the part of the Borrower;
(iii)    the execution, delivery and performance of this Amendment No. 1 (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except for such filings as may be required with the SEC to comply with disclosure obligations, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Parent Companies, the Borrower or any of its Subsidiaries or any order, judgment or decree of any Governmental Authority, except for any violation of any applicable law or regulation that would not reasonably be expected to have a Material Adverse Effect, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Parent Companies, the Borrower or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Parent Companies, the Borrower or any of its Subsidiaries, except for any violation or default that would not reasonably be expected to have a Material Adverse Effect, and (d) will not result in the creation or imposition of any Lien on any asset of the Parent Companies, the Borrower or any of its Subsidiaries;
(iv)    each of the Amendment Documents has been duly executed and delivered by the Borrower and constitutes the legal, valid and binding obligation of Borrower enforceable against the Borrower in accordance with its respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law;
(v)    the representations and warranties made or deemed made by the Borrower in the Credit Agreement are true and correct in all material respects (other than any representation or warranty qualified as to “materiality”, “Material Adverse Effect” or similar language, which shall be true and correct in all respects) on the Amendment Effective Date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (other than any representation or warranty qualified as to “materiality”, “Material Adverse Effect” or similar language, which shall be true and correct in all respects) on and as of such earlier date); and
(vi)    no Default or Event of Default has occurred and is continuing or will result from the consummation of the transactions contemplated by this Amendment No. 1.
SECTION 3. CONDITIONS TO EFFECTIVENESS

This Amendment No. 1 shall become effective only upon the satisfaction of the following conditions precedent (the date of satisfaction of such conditions being referred to as the “Amendment Effective Date”):
(a) The Borrower, the Administrative Agent and all of the Lenders shall have indicated their consent to this Amendment No. 1 by the execution and delivery of the signature pages hereto to the Administrative Agent.

(b) The Administrative Agent shall have received all reasonable and documented out-of-pocket costs and expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel for which the Borrower agrees it is responsible pursuant to Section 9.03(a) of the Credit Agreement) that are due and payable in connection with this Amendment No. 1.

(c) The Administrative Agent shall have received all fees that are due and payable in connection with this Amendment No. 1.

(d) The Administrative Agent shall have received all other certificates and agreements relating to the Borrower’s authorization, good standing and other organizational matters as the Administrative Agent may reasonably request in connection with this Amendment No. 1.

SECTION 4. MISCELLANEOUS

(a) Reference to and Effect on the Credit Agreement and the Other Loan Documents.

(i)    On and after the effective date of this Amendment No. 1, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import referring to the Credit Agreement and each reference in the other Loan Documents to the “Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement shall mean and be a reference to the Credit Agreement as amended hereby.
(ii)    Except as specifically amended by this Amendment No. 1, the Credit Agreement and the other Loan Documents shall remain in full force and effect and are hereby ratified and confirmed.
(iii)    The execution, delivery and performance of this Amendment No. 1 shall not, except as expressly provided herein, constitute a waiver of any provision of, or operate as a waiver of any right, power or remedy of the Administrative Agent or any Lender under the Credit Agreement or any of the other Loan Documents.

(iv)    This Amendment No. 1 shall constitute a Loan Document.
(b) Headings. Section and subsection headings in this Amendment No. 1 are included herein for convenience of reference only and shall not constitute a part of this Amendment No. 1 for any other purpose or be given any substantive effect.

(c) Applicable Law. THIS AMENDMENT NO. 1 AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(d) Counterparts; Effectiveness. This Amendment No. 1 may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. Delivery of an executed counterpart of a signature page of this Amendment No. 1 by telecopy, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Amendment No. 1.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

BORROWER:	BRIXMOR OPERATING PARTNERSHIP LP

By:	Brixmor OP GP LLC, its General Partner

By:	BPG Subsidiary Inc., its sole member

By:    /s/ Steven Siegel
Name: Steven Siegel
Title: Executive Vice President, General Counsel and Secretary

[Signature Page to Amendment No. 1 to Term Loan Agreement]

LENDERS:	WELLS FARGO BANK, NATIONAL ASSOCIATION,
as the Administrative Agent and as a Lender

By:    /s/ Kristen Ray
Name: Kristen Ray
Title: Vice President

[Signature Page to Amendment No. 1 to Term Loan Agreement]

PNC BANK, NATIONAL ASSOCIATION

By:    /s/ Brian P. Kelly
Name: Brian P. Kelly
Title: Senior Vice President

[Signature Page to Amendment No. 1 to Term Loan Agreement]

U.S. BANK NATIONAL ASSOCIATION

By:    /s/ Timothy J. Tillman
Name: Timothy J. Tillman
Title: Senior Vice President

[Signature Page to Amendment No. 1 to Term Loan Agreement]

BANK OF MONTREAL

By:    /s/ Gwendolyn Gatz
Name: Gwendolyn Gatz
Title: Director

[Signature Page to Amendment No. 1 to Term Loan Agreement]

SUNTRUST BANK

By:    /s/ Brandon Young
Name: Brandon Young
Title: Vice President

[Signature Page to Amendment No. 1 to Term Loan Agreement]

ASSOCIATED BANK, NATIONAL ASSOCIATION

By:    /s/ Mitchell Vega
Name: Mitchell Vega
Title: Vice President

[Signature Page to Amendment No. 1 to Term Loan Agreement]

THE BANK OF NEW YORK MELLON

By:    /s/ Abdullah Dahman
Name: Abdullah Dahman
Title: Vice President

[Signature Page to Amendment No. 1 to Term Loan Agreement]

MIZUHO BANK, LTD.

By:    /s/ John Davies
Name: John Davies
Title: Authorized Signatory

[Signature Page to Amendment No. 1 to Term Loan Agreement]

TD BANK, N.A.

By:    /s/ Joseph Wenk
Name: Joseph Wenk
Title: Vice President

[Signature Page to Amendment No. 1 to Term Loan Agreement]

BRANCH BANKING AND TRUST COMPANY

By:    /s/ Courtney W. Jones
Name: Courtney W. Jones
Title: Vice President

[Signature Page to Amendment No. 1 to Term Loan Agreement]